Exhibit (a)(1)(i)

FORM OF AMENDMENT TO AWARD NOTICES FOR EMPLOYEES FOR OPTIONS

GENESEE & WYOMING INC.

AMENDMENT TO AWARD NOTICES

Genesee & Wyoming Inc. (the “Company”) has issued to [NAME] (the “Option Recipient”) the award notice(s) described on Exhibit A (the “Agreements”) granting the Option Recipient options (the “Options”) to purchase shares of the Company’s Class A common stock (the “Shares”) subject to the terms of the Company’s stock option plan identified on Exhibit A.

1. Modification of Exercise Price Per Share. As of [expiration date], the exercise prices per Share set forth in the Agreements shall be amended to the new exercise prices per Share set forth on Exhibit A:

2. Option Agreements. To the extent not expressly amended hereby, the Agreements remain in full force and effect.

3. Entire Agreement. This Amendment, taken together with the Agreements (to the extent not expressly amended hereby) and any duly authorized written agreement entered into by and between the Company and the Option Recipient relating to the stock option grants evidenced by the Agreements, represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the stock option grants evidenced by the Agreements, and may be amended at any time only by mutual written agreement of the parties hereto. This Amendment amends each of the Agreements.

4. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, this instrument is executed as of             , 2007.

OPTION RECIPIENT	GENESEE & WYOMING INC.

Signature	By

Print Name	Title

Exhibit A

Award Notice	Governing Stock Option Plan	Deemed Option Grant Date	New Exercise Price Per Share